SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of Earliest Event Reported): September 30, 2005
THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (561) 893-0101

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.02 Termination of a Material Definitive Agreement.
On September 30, 2005, The GEO Group, Inc. (“GEO”) was informed that the Governor of the State of Michigan announced her decision to close GEO’s 480-bed Michigan Youth Correctional Facility in Baldwin, Michigan (the “Facility”). As a result of the closure of the Facility, GEO’s management contract (the “Contract”) with the Michigan Department of Corrections to operate the Facility has been terminated. GEO and the State have agreed that the Facility’s operations will remain funded through October 14, 2005, when all inmates will have been transferred from the Facility to other prisons in the State of Michigan.
GEO also leases the Facility to the State of Michigan under a separate lease agreement (the “Lease”). On October 3, 2005, GEO received a written notice from the State that it intends to terminate the Lease within 60 days. GEO believes that this termination is improper under the terms of the Lease and plans to initiate litigation challenging the termination in the near future.
Following the termination of the Contract and the purported termination of the Lease, GEO issued a press release (the “Press Release”) relating to the closure of the Facility. In the Press Release, GEO revised its earnings guidance downward for the remainder of fiscal year 2005 and for the full fiscal year 2006. The revised guidance in the Press Release assumes the termination of the Lease in 60 days, a matter which GEO intends to dispute. The Press Release is incorporated herein by reference and is attached hereto as Exhibit 99.1.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

99.1	Press Release, dated September 30, 2005, announcing the discontinuation of GEO’s Michigan Youth Correctional Facility Operations Contract

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 6, 2005

The GEO Group, Inc.
/s/ John G. O’Rourke
Name:	John G. O’Rourke
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 30, 2005, announcing the discontinuation of GEO’s Michigan Youth Correctional Facility Operations Contract

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